[BB&T Corporation Letterhead]

September 13, 2011

BB&T Corporation

200 West Second Street

Winston-Salem, NC 27101

Re:	Registration Statement on Form S-3 Relating to Direct Stock Purchase and Dividend Reinvestment Plan of BB&T Corporation

Ladies and Gentlemen:

I am Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”). I am familiar with the Registration Statement being filed in connection with the 3,688,087 shares of BB&T’s common stock, par value $5.00 per share (the “Shares”), which are proposed to be offered and sold pursuant to the Direct Stock Purchase and Dividend Reinvestment Plan of BB&T Corporation (the “Plan”). The Company is filing the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the Shares. This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I and attorneys on my staff who are licensed to practice law in North Carolina have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to the laws of the State of North Carolina, and no opinion is expressed as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Experts.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr.
Executive Vice President, General Counsel,
Secretary and Chief Corporate Governance Officer